EXHIBIT 11
CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


     We consent to the use of our report dated November 21, 1995 on the financial statements and financial highlights for the periods indicated thereon of The Rightime Fund, The Rightime Government Securities Fund, The Rightime Blue Chip Fund, The Rightime Social Awareness Fund, and The Rightime MidCap Fund, each a series of shares of The Rightime Fund, Inc. Such financial statements and financial highlights appear in the 1995 Annual Report to Shareholders which is included in the Statement of Additional Information filed in Post-Effective Amendment Number 21 to the Registration Statement on Form N-1A of The Rightime Fund, Inc. We also consent to the references to our Firm in such Registration Statement and Prospectus.


     TAIT, WELLER & BAKER


Philadelphia, Pennsylvania
February 27, 1996